                                                                    EXHIBIT 23.7

                                CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  We hereby consent to the use of and reference to our name and our reports, and the inclusion of information derived from our reports, under the heading "Item 4: Narrative Description of Business - Monywa Copper Project, Myanmar - Mineral Resources and Reserves" in the Company's Annual Information Form for the year ended December 31, 2000, dated May 15, 2001, as incorporated by reference into the Registration Statement.

Sincerely,

MINPROC LTD.

By: __________________________
Name:
Title:

Date: November 17, 2003